Baldwin & Lyons, Inc.

Protective Insurance Company

Sagamore Insurance Company

B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street

Indianapolis, IN 46204

(317) 636-9800

Subject: Director Changes

August 7, 2008

Press Contact: G. Patrick Corydon

(317) 636-9800 (ext. 355)

corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES DIRECTOR CHANGES

Indianapolis, Indiana, August 7, 2008--Baldwin & Lyons, Inc. (NASD: BWINA, BWINB) today announced that Mr. Otto N. Frenzel III has retired from the Board of Directors of the company, effective August 6, 2008. Mr. Frenzel III, currently retired and was formerly the Chairman of the Board of National City Bank of Indiana, a national bank and a subsidiary of National City Corporation, served as a director since 1979. The Company extends its gratitude for his many years of service and counsel.

Otto N. Frenzel IV was nominated and elected by the Board of Directors to fill the vacant seat on the company’s Board of Directors caused by his father’s retirement. Mr. Frenzel IV is currently chairman of The Symphony Bank, chairman of Kauffman Engineering and serves on various civic boards in the Indianapolis area. Mr. Frenzel IV’s experience includes positions with The National Bank of Indianapolis, National City Bank and Merchants National Bank. A former officer of the United States Marine Corps, Mr. Frenzel IV is a graduate of The Wharton School of Business at the University of Pennsylvania, and holds an MBA in finance from Indiana University.

About the company:

Baldwin & Lyons, Inc., based in Indianapolis, Indiana, is a specialty property-casualty insurer with a leading position in providing liability coverage for large and medium-sized trucking fleets. Additionally, the company’s product offerings include coverage for private passenger automobile and small fleet trucking as well as a limited program of reinsurance assumed.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company’s annual report for its full statement regarding forward-looking information.